Exhibit 99.1

Pitney Bowes Issues Statement on Malware Attack

STAMFORD, Conn.--(BUSINESS WIRE)--October 14, 2019--Pitney Bowes Inc. (NYSE: PBI), a global technology company that provides commerce solutions in the areas of ecommerce, shipping, mailing, data and financial services, today issued the following statement:

Pitney Bowes was affected by a malware attack that encrypted information on some systems and disrupted customer access to some of our services. At this time, the company has seen no evidence that customer or employee data has been improperly accessed.

Our technical team is working to restore the affected systems, and it is working closely with third-party consultants to address this matter. We are considering all options to expedite this process and we appreciate our customers’ patience as we work toward a resolution. For more information and updates please go to www.pb.com\systemupdate.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of ecommerce fulfillment, shipping and returns; cross-border ecommerce; office mailing and shipping; presort services; location data; customer information and engagement software; services; and financing. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Contacts

Bill Hughes
Chief Communications Officer
Pitney Bowes
203-351-6785
William.hughes@pb.com

Adam David
Investor Relations
Pitney Bowes
203-351-7175
Adam.David@pb.com